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                                                                    Exhibit 6.12

                                    ADVANTAGE
                               FRANCHISE AGREEMENT


AGREEMENT made and entered into this 4th day of September, 1997, by and between BROOKE CORPORATION, a Kansas Corporation, having its principal place of business at 205 F Street, Phillipsburg, Kansas referred to hereafter as "BROOKE"; and,

G. I. Agency, Inc., by and through Leland G. Orr its Owner, General Partner or Corporate Officer, whose offices and primary place of business is located at 205 F Street, PO Box 426, Phillipsburg, Kansas.

The proprietorship, partnership or corporation referenced above is referred to hereafter as "Franchisee".

                                   WITNESSETH:

WHEREAS, Franchisee is engaged in the business of selling insurance from the agency offices referenced above; and

WHEREAS, Brooke is in the business of providing certain insurance services and assistance to businesses selling Insurance; and

WHEREAS, Franchisee and Brooke desire to associate together effective January 3, 1997, for the purpose of Brooke providing certain services and assistance to Franchisee with respect to Franchisee's business of selling insurance;

1. DEFINITIONS OF TERMS USED IN THIS AGREEMENT:

1.1 FRANCHISEE ACCOUNT: A receivable account on Brooke's ledgers to which Brooke records amounts due Brooke from Franchisee and amounts due Franchisee from Brooke, a statement for which will be provided to Franchisee on a monthly basis.

1.2 AGENCY BILL INSURANCE POLICIES: Any insurance policies for which a Franchisee is responsible for all or any part of premium billing and collection. A Direct Bill Insurance Policy may become an Agency Bill Insurance Policy under certain circumstances.

1.3 AGENT OF RECORD: Individual or entity designated by an Insurance Company as Insurance Company's agent or representative with regards to a specific Property and Casualty Insurance Policy issued by said Insurance Company.

1.4 CUSTOMER ACCOUNT: Insurance policyholder which has an Insurance Policy from Franchisee and currently receives insurance related service and assistance from Franchisee.

1.5 DIRECT BILL INSURANCE POLICIES: Any insurance policies for which an Insurance Company is responsible for all premium billing and collection.

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1.6 INSURANCE COMPANY, INVESTMENT SERVICES COMPANY & CREDIT COMPANY: An
insurance company is a company selling policies providing Property and Casualty and/or Life and Health Insurance coverages and under contract with Brooke. An investment services company is a company through which stocks, bonds, annuities, notes and debentures are offered to public investors and under contract with Brooke. A credit company is a company that makes consumer and /or business loans to individuals and businesses and under contract with Brooke.

1.7 INSURANCE COMPANY BILLINGS: Statements or billings received by Brooke from Insurance Companies for amounts due Brooke from Insurance Companies and for amounts due Insurance Companies from Brooke.

1.8 NET PREMIUM: Agency Bill Insurance Policy gross premium less commissions.

1.9 PROFIT SHARING COMMISSIONS: Commissions received by Brooke from Insurance Companies which are normally contingent upon factors such as Brooke's loss ratio and premium volume. Said commissions are not normally identified or associated with commissions paid on any specific insurance policy.

1.10 PROPERTY AND CASUALTY INSURANCE: For the purposes of this agreement, the types of insurance which are classified as Property and Casualty Insurance shall be the same types of insurance classified as Property and Casualty Insurance by the Insurance Department of the state in which the Franchisee's main offices are located.

1.11 RETURN COMMISSIONS: Direct Bill Insurance Policy commissions that are unearned because policy premium was reduced or policy canceled.

1.12 SALES COMMISSIONS: Commissions received by Brooke from Insurance Companies, Credit Service Companies and Investments Services Companies for the sale of a specific insurance policy loan or investment. Said commissions are not normally contingent upon factors such as Brooke's loss ratio and premium volume.

1.13 PROCESSING CENTER: Centralized location operated by Brooke for the purpose of processing premium payments, policy changes and related transactions involved in the issuance of polices of insurance.

2. OBLIGATIONS TO BE PERFORMED BY BROOKE:

2.1 As of the effective date of this agreement, Brooke shall provide services with respect to accounting for and processing of Insurance policies for Franchisee. In the event investment services and loans are marketed through Franchisee, Brooke will process such investments and loans as required for the servicing thereof and for the purposes of accounting for such transactions. Brooke may provide other services as may be agreed upon by Brooke and Franchisee from time to time.

2.2 Brooke shall account for all sales commissions on Direct Bill Insurance Policies issued, renewed, endorsed, changed or canceled on behalf of Customer Accounts. Brooke shall credit Franchisee Account for sales commissions received by Brooke from Insurance Companies for Customer Accounts in the amounts indicated on the appropriate Insurance Company Billing.

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Brooke shall debit Franchisee Account for Return Commissions due to Insurance
Companies by Brooke for Customer Accounts owned by Franchisee in the amounts indicated on the appropriate Insurance Company Billing. Brooke may make an adjustment to Franchisee's account statement for the estimated net premium of any agency bill policy payment received from an insured prior to the receipt of the company billing statement.

2.3 Brooke shall account for all Net Premiums on Agency Bill Insurance Policies issued, renewed, endorsed, changed or canceled on behalf of Customer Accounts owned by Franchisee. Brooke shall debit Franchisee Account for Net Premiums due to Insurance Companies by Brooke for Customer Accounts in the amounts indicated on the appropriate Insurance Company Billing. Brooke shall credit Franchisee Account for Net Premiums received by Brooke from Insurance Companies for Customer Accounts in the amounts indicated on the appropriate Insurance Company Billing.

2.4 Brooke shall calculate and credit Franchisee's Account monthly for commissions due Franchisee by Brooke. Commissions due Franchisee shall be Eighty-five percent (85%) of any Sales Commissions from Insurance Companies for Customer Accounts and Eighty-five percent (85%) of sales commissions or fees from the sale of credit or investments services.

2.5 Subject to the prior approval of the Insurance Company involved, Brooke shall endorse Brooke's errors and omissions insurance policy to provide errors and omissions insurance coverage for Franchisee. Brooke shall calculate and debit Franchisee's Account for Franchisee's share of the errors and omissions insurance policy premium. Brooke shall calculate Franchisee's share of said errors and omissions insurance policy premium by dividing estimated annual written premium volume of Franchisee's Customer Accounts with all Insurance Companies by Brooke's total estimated annual written premium volume for all Insurance Companies represented by Brooke. However, Franchisee's share of Brooke's annual policy premium shall not be less than the minimum annual premium that is set from time to time by Brooke's Board of Directors. Franchisee has the responsibility to provide Brooke for scanning copies of documents which may be required for errors & omissions documentation.

2.6 Brooke will pay for 50% of advertising that is preapproved by Brooke and shall be reimbursed by Franchisee for Franchisee's share of payments made to advertisers on behalf of Franchisees.

2.7 Brooke shall account for and debit Franchisee Account monthly for any other supplies or services provided by Brooke to Franchisee if previously agreed upon by Brooke and Franchisee.

2.8 Brooke shall forward a record of Franchisee Account to Franchisee on or about the 15th day of each month.

2.9 Brooke shall pay to Franchisee, by electronic funds transfer, the credit balance recorded on the Franchisee Account on or about the 20th day of each month. If Franchisee has not paid to Brooke the debit balance recorded on the Franchisee Account by the 20th day of each month, then Brooke shall withdraw the amount of any such debit balance from Brooke's checking account using an electronic funds transfer.

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2.10 Brooke shall provide Franchisee with a rules and procedures manual that has been adopted by Brooke's Board of Directors and shall provide Franchisee with notice of any changes made by Brooke's Board of Directors to said manual from time to time.

2.11 Brooke shall provide Franchisee with a unique written list of Insurance Companies that have been approved for Franchisee use by Brooke's Board of Directors and shall provide Franchisee with notice of any changes made by Brooke's Board of Directors to said list from time to time.

2.12 Brooke shall provide Franchisee with a unique written list specifying Franchisee authority for binding Insurance Companies to insurance coverages and shall provide Franchisee with notice of any changes made by Brooke's Board of Directors to said list from time to time.

2.13 Unless otherwise agreed in writing by Brooke, Franchisee shall do business under the name "Brooke Financial Services" or "Brooke Insurance and Financial Services". Therefore Brooke permits the use of its trade names, trademarks, service marks, logotypes, commercial symbol and promotional materials for the purpose of advertising such relationship.

2.14 Brooke shall provide Franchisee full and complete access to Brooke's records of Franchisee's Customer Accounts provided that it shall be upon reasonable advance request and during such times and upon such conditions as shall not unreasonably impair the operations of Brooke.

2.15 Brooke will purchase and own all of the required licenses for the software used in conjunction with the Proprietary Agency System and will make such software available for Franchisee's use in its operations. The cost for all other computer software and hardware and the installation, licensing and updating of same shall be the responsibility of Franchisee. Such other software shall meet the specifications of Brooke, as may be determined from time to time by Brooke's Board of Directors.

3. OBLIGATIONS TO BE PERFORMED BY FRANCHISEE:

3.1 Upon the signing of this Agreement, Franchisee shall pay to Brooke an initial nonrecurring and nonrefundable set up fee of One Thousand Dollars ($1,000.00), the receipt of which is acknowledged, following which Franchisee shall do business under the name "Brooke Financial Services" or "Brooke Insurance and Financial Services", unless otherwise approved in writing by Brooke.

3.2 Franchisee shall provide competent and qualified personnel for the sale and service of insurance policies and to serve as liaison or contact with Franchisee's Customer Accounts.

3.3 On or before the effective date of this Agreement, Franchisee shall, subject to prior approval of the Insurance Companies involved, change the Agent of Record for all existing Customer Accounts from the Franchisee to Brooke.

3.4 After the effective date of this Agreement, Franchisee shall process all applications for Insurance policies exclusively through the facilities of Brooke.

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3.5 Franchisee shall make Brooke the Agent of Record for all Insurance policies sold by Franchisee with an effective date for insurance coverage after the effective date of this agreement, unless prior written approval is obtained from Brooke.

3.6 Franchisee shall apply for issuance of Direct Bill Insurance policies if payment of premiums in this manner is permitted by the Insurance Company providing insurance coverages. Franchisee shall obtain specific approval of Brooke prior to submitting any application for issuance of an Agency Bill Insurance policy.

3.7 Franchisee shall be solely responsible for the collection of all Agency Bill Insurance policy premiums from Customer Accounts, which amounts shall be made payable to Brooke Corporation. Franchisee shall not have authority to endorse or deposit such payments to its own account. Franchisee shall establish a premium trust account to which all premiums collected from Customer Accounts shall be deposited and from which Brooke may regular withdrawals by Electronic Funds Transfer.

3.8 Franchisee shall be responsible for payment to Brooke of all Agency Bill Insurance policy net premiums and Direct Bill Insurance policy return commission resulting from Customers Accounts owned by Franchisee.

3.9 Franchisee authorizes Brooke to retain Fifteen percent (15%) of any Sales Commissions from Companies under contract with Brooke for Customer Accounts; Franchisee shall pay its share of errors and omissions insurance policy premiums; fees for any other supplies and services provided by Brooke if previously agreed upon by Franchisee and Brooke.

3.10 If Franchisee has not paid to Brooke the debit balance recorded on the Franchisee's Account by the 20th day of each month, then Franchisee authorizes Brooke to withdraw the amount of such debit balance from Franchisee's checking account using an electronic funds transfer.

3.11 Franchisee shall be responsible for providing to Brooke any information regarding Franchisee or Franchisee's employees that may be required from Brooke by any governmental agency or any Insurance Company. Franchisee shall be responsible for ensuring that Franchisee and Franchisee's employees comply with the education and licensing requirements of all governmental agencies and any Insurance Company. Franchisee shall provide evidence satisfactory to Brooke that Franchisee and Franchisee employees have complied with the education and licensing requirements of all governmental agencies and any Insurance Company. If Franchisee does not comply with the terms of this paragraph, it is cause for immediate termination of this Agreement without any liability on or to Brooke.

3.12 Franchisee shall abide by and conform to the rules and procedures adopted from time to time by Brooke's Board of Directors.

3.13 Franchisee shall apply for insurance coverages only with the Insurance Companies that are authorized for Franchisee's use from time to time by Brooke's Board of Directors. Franchisee acknowledges that Brooke, in it's sole and absolute discretion, shall decide for which Insurance Companies Franchisee may use or write Insurance.

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3.14 Franchisee shall abide by and conform to the conditions and limits of authority for binding Insurance Companies to insurance coverages which are set forth from time to time by Brooke's Board of Directors.

3.15 Franchisee shall obtain the prior written consent of Brooke before using Brooke's trade names, trademarks, service marks, logotypes or commercial symbols on any advertising literature, promotional materials, signs or business forms that are not provided by Brooke.

3.16 Immediately upon termination of this Agreement for whatever reason, Franchisee shall cease the dissemination of any advertising material containing any of Brooke's trade names, trademarks, service marks, logotypes or commercial symbols. Brooke shall have a cause of action against Franchisee for failure to immediately cease using the same upon any such termination.

3.17 Franchisee shall purchase a standard Business Owners Policy providing coverage for Franchisee's place of business with liability limits of not less than $1,000,000 / $1,000,000 unless such requirement is waived by Brooke.

4. PROTECTIVE AND RESTRICTIVE COVENANTS

4.1 Franchisee shall not transfer to Brooke any incident of ownership of the Customer Accounts now or hereafter owned by Franchisee. Customer lists, policy expiration lists and other records shall remain Franchisee's exclusive property, and Franchisee shall be fully vested in the ownership thereof.

4.2 All Customer Accounts now or hereafter owned by Franchisee shall be coded on Brooke's records to indicate Franchisee's ownership thereof. Brooke shall not be authorized or permitted to change the coding of Franchisee's ownership without the written consent of Franchisee.

4.3 Brooke and Franchisee acknowledge that all information with respect to Customer Accounts owned by Franchisee is confidential information constituting trade secrets and shall be treated as such. Brooke shall not divulge any such confidential information to anyone without the consent of Franchisee.

4.4 Franchisee shall not have any authority to incur any liability in the name of or on behalf of Brooke. Brooke and Franchisee agree that the relationship of Brooke to Franchisee shall be that of an independent contractor.

4.5 Brooke and Franchisee shall not assume any liability of the other, and any such liability shall remain the exclusive individual liabilities of each. In addition, Brooke and Franchisee each agree to indemnify each other and hold each other harmless from any and all losses, damages and expenses, including legal expenses, attorneys fees, discovery expenses and costs which are suffered or incurred by the other by reason of the actions, inactions or liability of any kind created, caused or allowed by each indemnifying party, individually or in conjunction with any other person or entity.

4.6 Franchisee holds Brooke harmless from any and all interruptions of service caused by an act of God or any other event outside the direct control of Brooke.

4.7 Franchisee holds Brooke harmless if Brooke permits Franchisee to use an insolvent Insurance Company and Franchisee agrees to indemnify Brooke from any losses resulting therefrom.

5. REPRESENTATIONS AND WARRANTIES OF EACH PARTY:

5.1 Brooke warrants and represents that it is a corporation, duly organized, existing and in good standing under the laws of the state of Kansas. Franchisee, if represented in the beginning paragraph of this Agreement to be a corporation, warrants and represents that it is duly organized, existing and in good standing under the laws of the state in which it was organized and incorporated.

5.2 Franchisee represents and warrants that all of Franchisee's owners, officers, employees or independent contractors that are required to be duly and fully licensed by any governmental agency or any Insurance Company or any other company contracted with Brooke shall be, at all times during the term of this Agreement, duly and fully licensed as insurance agents or representatives under the auspices of Brooke to sell insurance or provide any investment or lending services in any state in which insurance is sold by Franchisee.

5.3 Franchisee shall notify Brooke of any and all litigation to which Franchisee or any of Franchisee's owners, officers, employees or independent contractors may become a party, whether as plaintiff or defendant, and represents and warrants that no such litigation is now pending.

5.4 Franchisee shall notify Brooke of any investigations of or hearings related to Franchisee or any of Franchisee's owners, officers, employees or independent contractors by any governmental agency, and represents and warrants that no such investigations or hearings are now pending.

5.5 Brooke has taken all necessary corporate action, including, but not limited to, binding resolutions of its directors to enter into this Agreement and to carry out the terms and conditions thereof. Franchisee, if represented in the beginning paragraph of this Agreement to be a corporation, has taken all necessary corporate action, including, but not limited to, binding resolutions of all of its directors to enter into this Agreement and to carry out the terms and conditions thereof.

5.6 Brooke does not warrant, guarantee or make any representations regarding the accuracy and/or timeliness of any billings provided by Insurance Companies.

6. TERMINATION OF AGREEMENT:

6.1 The term of this Agreement is for five years and is renewable at expiration.

6.2 Brooke shall have the right to terminate or refuse to renew this Agreement only upon good and sufficient cause which shall be defined as:

               (a) material and substantial breach of the terms of this Agreement by Franchisee;

               (b) refusal by the Insurance Company which provides errors and omissions insurance coverages to Brooke to endorse said insurance policy to provide errors

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               and omissions insurance coverage for Franchisee or any of
               Franchisee's owners, officers, employees or independent contractors;

               (c) such public actions by Franchisee's owners, officers, employees or independent contractors, which in the judgement of a majority of Brooke's Board of Directors, shall be materially injurious to the reputation of Brooke or the cumulative goodwill related to the use of Brooke's name, trademarks, service marks, logotypes or commercial symbols;

               (d) insurance coverage underwriting practices by Franchisee's owners, officers, employees or independent contractors, which in the opinion of a majority of Brooke's Board of Directors, may jeopardize Brooke's continued contractual agency relationship with any Insurance Company;

               (e) the commission or omission of any act by Franchisee or any of Franchisee's owners, officers, employees or independent contractors, which in the opinion of a majority of Brooke's Board of Directors, would be sufficient cause for the revocation of a license to sell insurance by any governmental agency in any state in which Property and Casualty Insurance is sold by Franchisee;

               (f) legal proceedings involving Franchisee or Franchisee's owners, officers, employees or independent contractors, which in the opinion of a majority of Brooke's Board of Directors, may impair Franchisee's capacity to perform Franchisee's obligations as set forth in this Agreement;

               (g) business practices by Franchisee or Franchisee's owners, officers, employees or independent contractors, which in the opinion of a majority of Brooke's Board of Directors are unethical or unacceptable to the general business community;

               (h) inadequate insurance qualifications of Franchisee or Franchisee's owners, officers, employees or independent contractors, which in the opinion of a majority of Brooke's Board of Directors, may impair the ability of Franchisee to provide adequate assistance and service to Franchisee's Customer Accounts;

               (i) the sale or transfer of Franchisee ownership or the sale or transfer of ownership of Franchisee's Customer Accounts;

               (j) the location or relocation of Franchisee's agency office to an address other than the address designated in the beginning paragraph of this Agreement;

               (k) the establishment by Franchisee of an additional agency office at an address other than the address designated in the beginning paragraph of this Agreement;

               (1) bankruptcy of Franchisee or Franchisee's owners;

               (m) dishonor of a draft or electronic funds transfer drawn by Brooke on Franchisee's checking account, if such draft is authorized by this Agreement.

               (n) failure to provide proof of liability insurance as mandated by 3.17.

6.3 In the event Brooke shall terminate or refuse to renew this Agreement for cause as aforesaid, it shall give Franchisee written notice of its intent to terminate or nonrenew, which notice shall state all of the material facts upon which Brooke relies as grounds for termination. Such notice shall fix an effective date of termination which shall be not sooner than 30 days from the date of the notice.

6.4 Franchisee shall have the unilateral right to terminate this Agreement for any reason upon not less than 30 days advance notice to Brooke.

6.5 Upon termination of this Agreement, Brooke shall request the pertinent Insurance Companies involved to make the Franchisee the Agent of Record for all Customer Accounts owned by Franchisee. In the event that an Insurance Company (or Companies) refuses to make the Franchisee the Agent of Record for Customer Accounts owned by Franchisee, then Franchisee shall, on or before the next policy term expiration date following termination of this Agreement, obtain replacement insurance coverages for said Customer Accounts with another Insurance Company. Brooke shall continue to account for and process Franchisee's Customer Accounts until the policy term expiration date following termination of this Agreement. Although Brooke shall not be obligated to assist Franchisee in obtaining replacement insurance coverages for Customer Accounts, Brooke shall provide to Franchisee the policy term expiration data and Customer Account data available through Brooke's data processing system. If the Franchisee does not obtain replacement insurance coverages for Customer Accounts on or before the policy term expiration date following termination of this Agreement, then Brooke shall obtain insurance coverages for said Customer Accounts and Franchisee thereby relinquishes to Brooke all ownership and possession of said Customer Accounts and any related files.

6.6 Upon termination of this Agreement and for as long as necessary thereafter, Brooke shall continue to account for all commissions on Direct Bill Insurance Policies audited, endorsed, changed, or canceled on behalf of Customer Accounts owned by Franchisee and processed through the facilities of Brooke. Brooke shall continue to record Customer Account activity on Franchisee's Account as set forth in paragraph 2.2 of this Agreement.

6.7 Upon termination of this Agreement and for as long as necessary thereafter, Brooke shall continue to account for all Net Premiums on Agency Bill Insurance Policies audited, endorsed, changed, or canceled on behalf of Customer Accounts owned by Franchisee and processed through the facilities of Brooke. Brooke shall continue to record Customer Account activity on Franchisee's Account as set forth in paragraph 2.3 of this Agreement.

6.8 After the termination of this Agreement, Franchisee shall remain responsible for payment to Brooke of all Agency Bill Insurance policy net premiums and Direct Bill Insurance policy return commissions incurred on behalf of Customer Accounts owned by Franchisee and processed through the facilities of Brooke.

6.9 If entries are recorded to Franchisee's Account in the month of or any month after the termination of this Agreement, Brooke shall forward a record of Franchisee's Account to

Franchisee on or about the 15th of said month. Franchisee shall pay Brooke on or about the 20th of each month any amount owed by Franchisee.

6.10 Upon termination of this Agreement, Brooke shall cease to provide errors and omissions insurance coverage for Franchisee and Franchisee shall not be entitled to any refund of Franchisee's share of errors and omissions insurance policy premiums.

6.11 Upon termination of this Agreement, Brooke shall be permitted to retain copies of any files and records with respect to Franchisee's Customer Accounts as it shall deem reasonably necessary to account for and process Customer Accounts and for any other legitimate business purposes including preparation of tax returns and audits thereof, defense of litigation, collection of Franchisee Account, or otherwise.

6.12 In the event Franchisee elects to sell some or all Customer Accounts, Brooke shall have the first right to purchase such assets at a price equal to the amount offered to or by any other bono fide purchaser.

MISCELLANEOUS PROVISIONS:

7.1 Brooke shall not be obligated to pay Franchisee any share of Profit Sharing Commissions, bonus commissions, advertising allowances, prize or any other such payments from Insurance Companies or other suppliers.

7.2 Any notices required hereunder shall be deemed effective if in writing, and delivered by hand or mailed by United States Mail, postage prepaid, or mailed by certified mail, with return receipt requested. The effective date of notice shall be the day of delivery by hand, and if mailed by regular mail, two days following the mailing thereof, and if by certified mail, the date of receipt thereof. A business day shall be deemed any day on which the United States Postal Service shall have regular mail deliveries to the address to which the notice is mailed.

7.3 This Agreement may not be modified, revised, altered, added to, or extended in any manner, or superseded other than by an instrument in writing signed by all of the parties hereto.

7.4 This Agreement may be executed in duplicate, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument representing the agreement of the parties hereto.

7.5 The failure by an party to enforce any provision of this Agreement shall not be in any way construed as a waiver of any such provision nor prevent that party thereafter from enforcing each and every other provision of this Agreement.

7.6 The invalidity or nonenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

7.7 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs and legal representatives but the rights and property interests hereunder shall not be assignable by any party except as set out herein.

7.7 This Agreement (including all Exhibits and Addendums hereto) contains the entire agreement between the parties hereto and shall supersede and take precedence over any and all prior agreements, arrangements or understandings between the parties relating to the subject matter hereof. No oral understandings, oral statements, oral promises or oral inducements exist. No representations, warranties, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth herein, have been made by the parties hereto.

7.8 This Agreement shall be construed and governed by the laws of the State of Kansas. At the option of Brooke, jurisdiction and venue for any dispute arising under or in relation to this Agreement will lie only in Kansas with the Phillips County District Court, Phillipsburg, Kansas. In the event a lawsuit or litigation is brought with respect to this Agreement, the prevailing party shall be entitled to be reimbursed for and/or have judgment for all of their costs and expenses, including reasonable attorney's fees and legal expenses.

7.9 Timeliness and punctuality are essential elements of this Agreement.

IN WITNESS WHEREOF, Brooke Corporation and Franchisee have executed this Agreement as of the day and year first above written.

BROOKE CORPORATION:                         Franchisee:

By: /s/ James L. Bush                       By: /s/ Leland Orr
   --------------------------------            ---------------------------------

Title: Secretary                            Title: Secretary
      -----------------------------               ------------------------------

                         SERVICE CENTER OPTION AGREEMENT


This Addendum is made to a Franchise Agreement dated September 4, 1997, between Brooke Corporation (BROOKE) and G. I. Agency, Inc., (FRANCHISEE).

As provided for in paragraph 2.1, paragraph 2.7 and paragraph 3.9 of the Franchise Agreement, Franchisee desires to retain the services of Brooke to provide additional services not otherwise provided under the above referenced agreement, consisting of the use of Brooke's "service center". The service center shall be available to Franchisee for the purpose of providing licensed customer service representatives to handle Franchisee's incoming phone calls.

In consideration of the use of the Service Center, Franchisee agrees to pay to Brooke the additional fees of 10% of any Sales Commissions from Insurance Companies for Customer Accounts.

IN WITNESS WHEREOF, Brooke Corporation and Franchisee have executed this Agreement as of the day and year first above written.

BROOKE CORPORATION:                         Franchisee:

By: /s/ James L. Bush                       By: /s/ Leland Orr
   --------------------------------            ---------------------------------

Title: Secretary                            Title: Secretary
      -----------------------------               ------------------------------

                              MANAGEMENT AGREEMENT


This Addendum is made to a Franchise Agreement dated September 4, 1997, between Brooke Corporation (BROOKE) and G. I. Agency, Inc., (FRANCHISEE).

As provided for in paragraph 2. 1, paragraph 2.7 and paragraph 3.9 of the Franchise Agreement, Franchisee desires to retain the services of Brooke to provide additional services not otherwise provided under the above referenced agreement, consisting of the use of Brooke's "service center". Brooke shall provide management services, expertise and personnel for the management of Franchisee's location in Grand Island, Nebraska.

In consideration of the use of the Service Center, Franchisee agrees to pay to Brooke the additional fees of 10% of any Sales Commissions from Insurance Companies for Customer Accounts.

IN WITNESS WHEREOF, Brooke Corporation and Franchisee have executed this Agreement as of the day and year first above written.

BROOKE CORPORATION:                         Franchisee:

By: /s/ James L. Bush                       By: /s/ Leland Orr
   --------------------------------            ---------------------------------

Title: Secretary                            Title: Secretary
      -----------------------------               ------------------------------